                                   EXHIBIT 12

                                JumboSports Inc.
                Statements of Ratio of Earnings to Fixed Charges
                        (in thousands except ratio data)






                                         Fiscal      Fiscal      Fiscal      Fiscal       Fiscal
                                          1992       1993         1994        1995        1996
                                        -------     -------     -------     -------     --------
Earning (loss) before tax               $ 8,676     $18,417     $25,670     $10,971     $(48,419)

Fixed charges:
   Interest                               3,395       1,896       6,790      13,890       20,092
   Interest portion of rent expense       1,232       1,818       3,045       3,956        1,214
                                        -------     -------     -------     -------     --------

Total fixed charges                       4,627       3,714       9,835      17,846       21,306
                                        -------     -------     -------     -------     --------

Earnings plus fixed charges             $13,303     $22,131     $35,505     $28,817     $(27,113)
                                        =======     =======     =======     =======     ========

Earnings plus fixed charges
   to fixed charges                        2.88        5.96        3.61        1.61          N/M
                                        =======     =======     =======     =======     ========


N/M  -  not meaningful

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                                      E-19